Exhibit 99.1

Apollo Global Management, LLC Reports Fourth Quarter and Full Year 2015 Results

Apollo Adopts Plan to Repurchase $250 Million of Shares
New York, February 3, 2016-- Apollo Global Management, LLC (NYSE:APO) (together with its consolidated subsidiaries, “Apollo”) today reported results for the fourth quarter and full year ended December 31, 2015.
“During 2015 the funds we manage generated inflows of nearly $24 billion and deployed more than $13 billion, which we believe demonstrates the power of Apollo’s integrated global platform amid a volatile market backdrop,” said Leon Black, Chairman and Chief Executive Officer of Apollo.  “In addition, since we do not believe the current share price of Apollo reflects the strength of our business model and growth opportunities, today we announced the adoption of a $250 million share repurchase plan.  This repurchase plan highlights the confidence we have in our business and our ongoing commitment to delivering value to Apollo’s shareholders.”
Apollo issued a full detailed presentation of its fourth quarter and full year ended December 31, 2015 results, which can be viewed through the Investor Relations section of Apollo’s website at http://ir.agm.com.
Share Repurchase Plan
Apollo has adopted a plan to repurchase up to $250 million in the aggregate of its Class A shares, including up to $150 million in the aggregate of its outstanding Class A shares through a share repurchase program and up to $100 million through a reduction of Class A shares to be issued to employees to satisfy associated tax obligations in connection with the settlement of equity-based awards granted under the Company’s equity incentive plan.  Under the share repurchase program, shares may be repurchased from time to time in open market transactions, in privately negotiated transactions or otherwise, with the size and timing of these repurchases depending on legal requirements, price, market and economic conditions and other factors.
Distribution
Apollo has declared a fourth quarter ended December 31, 2015 cash distribution of $0.28 per Class A share. This distribution will be paid on February 29, 2016 to holders of record at the close of business on February 19, 2016. Apollo intends to distribute to its shareholders on a quarterly basis substantially all of its distributable earnings after taxes and related payables in excess of amounts determined by its manager to be necessary or appropriate to provide for the conduct of its business. However, Apollo cannot assure its shareholders that they will receive any distributions in the future.
Conference Call
Apollo will host a conference call on Wednesday, February 3, 2016 at 10:00 a.m. Eastern Time. During the call, members of Apollo’s senior management team will review Apollo’s financial results for the fourth quarter and full year ended December 31, 2015. The conference call may be accessed by dialing (888) 868-4188 (U.S. domestic) or +1 (615) 800-6914 (international), and providing conference call ID 4425452 when prompted by the operator. The number should be dialed at least ten minutes prior to the start of the call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Investor Relations section of Apollo’s website at http://ir.agm.com.
Following the call, a replay of the event may be accessed either telephonically or via audio webcast. A telephonic replay of the live broadcast will be available approximately two hours after the live broadcast by dialing (800) 585-8367 (U.S. callers) or +1 (404) 537-3406 (non-U.S. callers), passcode 4425452. To access the audio webcast, please visit Events in the Investor Relations section of Apollo’s website at http://ir.agm.com.
2015 Schedule K-1 Distribution
The 2015 schedules K-1 will be available on or about March 15, 2016 and can be accessed via www.partnerdatalink.com/Apollo. Shareholders can visit this site now to register to be notified when the 2015 schedules K-1 are available to be downloaded. Please note that the income, gain, loss, deduction, or credit reported to you on schedule K-1 is independent of the annual cash generated and the annual cash distributions made by Apollo. As a partnership for U.S. federal income tax purposes, investors in Apollo are required to report their share of the income, gain, loss, deduction, or credit that is allocated to them from Apollo. The U.S. federal taxable income of Apollo is determined by using the applicable U.S. federal income tax rules, and these amounts may vary from year to year depending on the nature of the income of Apollo and the activity of its subsidiaries.

About Apollo
Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management of approximately $170 billion as of December 31, 2015 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Forward-Looking Statements
In this press release, references to “Apollo,” “we,” “us,” “our” and the “Company” refer collectively to Apollo Global Management, LLC, together with its consolidated subsidiaries. This press release may contain forward looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. When used in this press release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new private equity, credit or real estate funds, market conditions, generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds and litigation risks, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in Apollo’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This press release does not constitute an offer of any Apollo fund.
Investor and Media Relations Contacts

Gary M. Stein Head of Corporate Communications Apollo Global Management, LLC 212-822-0467 gstein@apollolp.com	Noah Gunn Investor Relations Manager Apollo Global Management, LLC 212-822-0540 ngunn@apollolp.com	Charles Zehren Rubenstein Associates, Inc. for Apollo Global Management, LLC 212-843-8590 czehren@rubenstein.com

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